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[AMERICA SERVICE GROUP INC. LOGO]

                                                                  EXHIBIT 99.1


                                 NEWS RELEASE


FOR RELEASE:        February 26, 1998
                    Immediate


CONTACT:            Scott L. Mercy      Bruce A. Teal
                    President & CEO     Sr. Vice President & CFO
                    (615) 376-1314      (615) 376-1361


              AMERICA SERVICE GROUP INC. ANNOUNCES TERMINATION OF
                  MEDPARTNERS' MERGER AND SETTLEMENT AGREEMENT


NASHVILLE, TN (February 26, 1998) - American Service Group Inc. (NASDAQ:ASGR) today announced the termination of its pending Merger Agreement with MedPartners, Inc. (NYSE:MDM) and the execution of a Release and Settlement Agreement with MedPartners.


The Merger Agreement was terminated upon the mutual consent of the parties. The Settlement Agreement provides for MedPartners' cash payment to ASG of approximately $3.5 million, and MedPartners' reimbursement or assumption of certain other ASG costs of approximately $2.0 million. Due to the exchange of confidential information in connection with the merger transaction, the Settlement Agreement also contains customary non-competition, non-solicitation and standstill provisions for three years.

"As originally planned, a combination of the correctional healthcare businesses of ASG and MedPartners could have created significant value for all stakeholders," said Scott L. Mercy, President and Chief Executive Officer. "However, changed circumstances now require that ASG pursue its own opportunities in this dynamic industry. We are pleased that we were able to work with MedPartners' management to bring merger-related issues to closure."

ASG, through it principal operating subsidiary, Prison Health Services, Inc., is a leading national provider of correctional healthcare services in the United States. The company employs over 1,500 clinical staff to provide comprehensive medical care under contracts with state, country and local government agencies.


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